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
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          FORM 3
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                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, DC 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                                 of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                               of the Investment Company Act of 1940

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
1. Name and Address of                   2.  Date of Event Requiring            3.  IRS Identification
   Reporting Person*                         Statement                              Number of Reporting
                                             (Month/Day/Year)                       Person, if an Entity
   NTTA&T Investment, Inc.                                                         (Voluntary)
   (See Attached Schedule A                   11/26/97
    For Additional Reporting Persons)                                               13-3970788
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(Last)                 (First)               (Middle)                           4.  Issuer Name and Ticker or Trading Symbol

             101 Park Avenue, 41st Floor                                            TELIGENT, INC.  (TGNT)
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                      (Street)                                                  6.  If Amendment, Date of Original
                                                                                    (Month/Day/Year)
New York                 NY                     10178
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(City)                 (State)                  (Zip)                                N/A

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5. Relationship of Reporting Person to Issuer                                   7.   Individual or Joint/Group Filing
          (Check all applicable)                                                     (Check applicable line)
                                                                                     Form filed by One
       Director                               X     10% Owner                    --- Reporting Person
   ---                                       ---                                  X  Form filed by More than
       Officer (give                                Other (Specify               --- One Reporting Person
   ---          title below)                 ---           below)
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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security         2.  Amount of Securities         3.  Ownership Form:       4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                    Beneficially Owned               Direct (D) or             Instr. 4)
                                  (Instr. 4)                       Indirect (I)
                                                                   (Instr. 5)
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      N/A
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* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                      (Print or Type Responses)                                               (Over)

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
FORM 3 (CONTINUED)TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative Security        2.  Date Exercisable and           3.  Title and Amount of          4.  Conversion
    (Instr. 4)                              Expiration Date                    Securities Underlying            or Exercise
                                            (Month/Day/Year)                   Derivative Security              Price of
                                                                               Instr. 4)                        Derivative
                                                                                                                Security
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                                        Date Exercisable    Expiration     Title          Amount
                                                            Date                          or
                                                                                          Number
                                                                                          of
                                                                                          Shares
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Class B Common Stock-                  at any time            N/A          Class A       5,783,400             Convertible on
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 Series 3                                                                  Common                              one-to-one share
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                                                                           Stock                               basis
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5.  Ownership                           6.     Nature of
    Form of                                    Indirect
    Derivative                                 Beneficial
    Security:                                  Ownership
    Direct (D) or                              (Instr. 5)
    Indirect (I) (Instr. 5)
       (D)                                        N/A
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

Explanation of Responses:

NTTA&T Investment, Inc. is a wholly-owned subsidiary of NTT America, Inc.
("NTTA"), which in turn is a wholly-owned subsidiary of Nippon Telegraph and Telephone Corporation ("NTT"). Accordingly, NTT and NTTA may be deemed to be indirect beneficial owners of the securities referenced in Table II above.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      (see attached sheet)
                                                       -----------------------------------------------         ---------------------
                                                                                                               Date
                                                       **Signature of Reporting person

Note.  File three copies of this form, one of which must be manually signed.  If space provided is insufficient,
See Instruction 6 for procedure.

                                                                                                                  Page 2 of 4

                                                      (Print or Type Responses)

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                                                                      Schedule A

Name of Designated Filer:
NTTA&T Investment, Inc.

Date of Event Requiring Statement:
11/26/97

Issuer Name and Ticker or Trading Symbol:
Teligent, Inc. (TGNT)

                          ADDITIONAL REPORTING PERSONS

Nippon Telegraph and Telephone Corporation
19-2 Nishi-Shinjuku 3-chome, Shinjuku-ku
Tokyo 163-19
Japan

NTT America, Inc.
IRS Identification No. 13-3422202

Name of Designated Filer:
NTTA&T Investment, Inc.

Date of Event Requiring Statement:
11/26/97

Issuer Name and Ticker or Trading Symbol:
Teligent, Inc. (TGNT)

                        SIGNATURES OF REPORTING PERSONS

Date: December 8, 1997

NIPPON TELEGRAPH AND TELEPHONE CORPORATION

By: /s/ Osamu Inoue
   ------------------------------------
Name: Osamu Inoue
Title: Vice President, Overseas Carrier Business
Global Business Headquarters NTT

NTT AMERICA, INC.

By: /s/ Keisuke Nakasaki
   ------------------------------------
Name: Keisuke Nakasaki
Title: President and CEO

NTTA&T INVESTMENT, INC.

By: /s/ Keisuke Nakasaki
   ------------------------------------
Name: Keisuke Nakasaki
Title: President and CEO